Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 1

This SUPPLEMENTAL INDENTURE NO. 1, dated as of June 26, 2023 (this “Supplemental Indenture”), by and among KREF 2021-FL2 LTD., as issuer (the “Issuer”), KREF 2021-FL2 LLC, as co-issuer (the “Co-Issuer” and together with the Issuer, the “Co-Issuers”), KREF CLO LOAN SELLER LLC, as advancing agent (the “Advancing Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as note administrator (in such capacity, the “Note Administrator”), amends the Indenture, dated as of August 16, 2021 (the “Indenture”), by and among the Issuer, the Co-Issuer, the Advancing Agent, the Trustee and the Note Administrator.

RECITALS

WHEREAS, the Issuer and the Co-Issuer have heretofore executed and delivered the Indenture to the other parties thereto;

WHEREAS, pursuant to the definition of Benchmark Transition Event, with respect to LIBOR, the FCA Announcement of March 5, 2021 constituted a Benchmark Transition Event (the “3/5/21 Benchmark Transition Event”), and any obligation to provide notice regarding such Benchmark Transition Event shall be deemed satisfied;

WHEREAS, pursuant to the definition of Benchmark Replacement Date, with respect to LIBOR, the Benchmark Replacement Date shall be June 30, 2023, which is the date that KKR Real Estate Finance Manager LLC, as collateral manager, in its role as designated transaction representative (in such capacity, the “Designated Transaction Representative”) determined is an appropriate Benchmark Replacement Date in connection with the 3/5/21 Benchmark Transition Event based on market practice;

WHEREAS, Section 8.1(a)(iv) of the Indenture provides that without the consent (or deemed consent) of the Holders of any Notes or any Preferred Shareholders, without prior notice to the Holder of any Notes or any Preferred Shareholders and without satisfaction of the Rating Agency Condition, the Issuer, the Co-Issuer, when authorized by Board Resolutions of the Co-Issuers, the Trustee and the Note Administrator, at any time and from time to time subject to the requirement provided in Section 8.1 of the Indenture, may enter into one or more indentures supplemental thereto, in form satisfactory to the parties thereto, to provide for the Notes of each Class to bear interest based on the applicable Benchmark Replacement from and after the related Benchmark Replacement Date; and/or at the direction of the Designated Transaction Representative, to make Benchmark Replacement Conforming Changes;

WHEREAS, the parties hereto are entering into this Supplemental Indenture at the direction of the Designated Transaction Representative to (i) provide for the Notes of each Class to bear interest based on Adjusted Term SOFR from and after the related Benchmark Replacement Date and (ii) make Benchmark Replacement Conforming Changes;

WHEREAS, in accordance with the Indenture, by the execution and delivery of this Supplemental Indenture, the parties hereby amend the Indenture to the extent and on the terms set forth in this Supplemental Indenture;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows for the benefit of the other parties and for the benefit of the Noteholders:

1.        Defined Terms.  Capitalized terms used in this Supplemental Indenture and not defined herein shall have the meanings assigned to such terms in the Indenture.

2.         Amendments.

(a)        The following definitions shall be replaced, amended or added to Section 1.1 of the Indenture, as applicable:

(i)	“Adjusted Term SOFR”: Term SOFR for the Corresponding Tenor of one month plus 0.11448%.

(ii)
“Benchmark”:  (i) Initially, LIBOR; and (ii) from and after the Interest Accrual Period commencing July 17, 2023, Adjusted Term SOFR (as determined in accordance with the provisions set forth in Schedule B-2 hereto); provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark (other than LIBOR), then “Benchmark” shall mean the applicable Benchmark Replacement.

(iii)
“Benchmark Determination Date”:  With respect to any Interest Accrual Period, (i) if the Benchmark is LIBOR, the second London Banking Day preceding the first day of such Interest Accrual Period, (ii) if the Benchmark is Adjusted Term SOFR, the second SOFR Business Day preceding the first day of such Interest Accrual Period and (iii) if the Benchmark is not LIBOR or Adjusted Term SOFR, the time determined by the Designated Transaction Representative in accordance with Benchmark Replacement Conforming Changes.

(iv)	The definition of “Benchmark Replacement Adjustment” shall be amended by adding the words “With respect to any Benchmark Replacement other than Adjusted Term SOFR,” at the beginning thereof.

(v)
“Reference Time”:  With respect to any determination of the Benchmark, (i) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the Benchmark Determination Date, (ii) if the Benchmark is Adjusted Term SOFR, 6:00 a.m. (New York time) on the Benchmark Determination Date, and (iii) if the Benchmark is not LIBOR or Adjusted Term SOFR, the time determined by the Designated Transaction Representative in accordance with the Benchmark Replacement Conforming Changes on the Benchmark Determination Date.

(vi)	“SOFR Business Day”: Any day except for a Saturday, Sunday, a day on which the Securities Industry and Financial Markets Association

recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities, or a day on which the Federal Reserve Bank of New York, with advance notice, chooses not to publish its treasury repurchase agreement reference rates if participants in the treasury repurchase agreement market broadly expect to treat that day as a holiday.

(vii)	“Term SOFR Administrator”: CME Group Benchmark Administration Limited or a successor administrator of the rate currently identified as “1 Month CME Term SOFR.”

(viii)	“Term SOFR Source”: CME Market Data Platform (or any alternative source designated by the Term SOFR Administrator from time to time) for the rate currently identified as “1 Month CME Term SOFR.”

(b)      For the avoidance of doubt, in accordance with the definition of “Benchmark” set forth above, the first Benchmark Determination Date upon which Term SOFR is calculated under the Indenture shall be July 13, 2023, and Adjusted Term SOFR will apply to the Interest Accrual Period commencing on July 17, 2023, for payment on the August 17, 2023 Payment Date.

(c)       Schedule B to the Indenture, and all references to “Schedule B” in the Indenture, shall be changed to “Schedule B-1” to the Indenture, except that the reference to “Schedule B” in Section 7.14(a) of the Indenture shall be changed to “Schedule B-1, if the Benchmark is LIBOR, or Schedule B-2, if the Benchmark is Adjusted Term SOFR, as applicable”.

(d)       Schedule B-2 hereto shall be added as Schedule B-2 to the Indenture.

3.         Effectiveness.

The Issuer and the Co-Issuer hereby confirm to the other parties hereto that the conditions precedent to the effectiveness of this Supplemental Indenture have been satisfied.

4.         Effect on Successors and Assigns.

The provisions of this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Trustee and Noteholders.

5.         Counterparts and Signatures.

This Supplemental Indenture shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the U.S. Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signature law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case, to the extent applicable; provided that original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.  Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity and legal effect as an original manual signature, and shall be equally admissible for evidentiary purposes.  Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  Delivery of an executed counterpart of a signature page of this Supplemental Indenture in Portable Document Format (PDF) by electronic transmission shall be as effective as delivery of a manually executed original counterpart to this Supplemental Indenture.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

6.         Headings.

The headings in this Supplemental Indenture are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

7.         Indenture in Full Force and Effect as Amended.

Upon execution of this Supplemental Indenture, the Indenture shall be, and be deemed to be, modified and amended in accordance with this Supplemental Indenture.  Except as specifically amended hereby, all of the terms and conditions of the Indenture are in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  All references to the Indenture in any other document or instrument shall be deemed to mean the Indenture as amended by this Supplemental Indenture.  This Supplemental Indenture shall not constitute a novation of the Indenture but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and obligations of the Indenture, as amended by this Supplemental Indenture, as though the terms and obligations of the Indenture were set forth herein.

8.         Governing Law.

THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

9.         The Trustee and the Note Administrator.

(a)       Without prejudice to any rights and protections provided to the Trustee and the Note Administrator under the Indenture, neither the Trustee nor the Note Administrator (including in its capacity as Calculation Agent) shall have any (i) responsibility or liability for the selection or determination of a Benchmark Replacement or Benchmark Replacement Conforming Changes, and shall be entitled to rely upon any such selection or determination by the Designated Transaction Representative, or (ii) responsibility or liability for any failure or delay in performing their respective duties under the Indenture as a result of the unavailability of LIBOR.  The Trustee and the Note Administrator shall be entitled to rely upon the notices provided by the Designated Transaction Representative facilitating or specifying the Benchmark Replacement, Benchmark Replacement Date, Benchmark Replacement Conforming Changes and such other administrative procedures with respect to the calculation of any Benchmark Replacement.

(b)       Neither the Trustee nor the Note Administrator (including in its capacity as Calculation Agent) shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, which has been prepared by the Issuer, and is being entered into at the direction of the Designated Transaction Representative in accordance with the Indenture.

10.       Limited Recourse; Non-Petition.

The terms of Section 2.7(j) and Section 5.4(d) of the Indenture shall apply to this Supplemental Indenture mutatis mutandis as if fully set forth herein.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered as of the day and year first above written.

KREF 2021-FL2 LTD., as Issuer

By:	/s/ Patrick Mattson
Name:	Patrick Mattson
Title:	Authorized Signatory

KREF 2021-FL2 LLC, as Co-Issuer

By:	/s/ Patrick Mattson
Name:	Patrick Mattson
Title:	Authorized Signatory

KREF CLO LOAN SELLER LLC, as Advancing Agent

By:	/s/ Patrick Mattson
Name:	Patrick Mattson
Title:	Authorized Signatory

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

KREF 2021-FL2 – Supplemental Indenture No. 1

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick A. Kanar
	Name:	Patrick A. Kanar
	Title:	Assistant Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

KREF 2021-FL2 – Supplemental Indenture No. 1

COMPUTERSHARE TRUST COMPANY, as agent for or successor to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Note Administrator

By:	/s/ Eric Jacobson
	Name:	Eric Jacobson
	Title:	Vice President

KREF 2021-FL2 – Supplemental Indenture No. 1